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                                                                    EXHIBIT 12.2

                     SARA LEE CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                          (IN MILLIONS EXCEPT RATIOS)

                                                                                                  JULY 3,     JULY 27,
                                                                                                  1999(1)      1998(2)
                                                                                                -----------  -----------
Fixed charges and preferred stock dividend requirements:
  Interest expense............................................................................   $     237    $     224
  Interest portion of rental expense..........................................................          66           64
                                                                                                -----------  -----------

  Total fixed charges before capitalized interest and preferred stock dividend requirements...         303          288
  Capitalized interest........................................................................           3           10
  Preferred stock dividend requirements(3)....................................................          20           24
                                                                                                -----------  -----------

    Total fixed charges and preferred stock stock dividend requirements.......................   $     326    $     322
                                                                                                -----------  -----------
                                                                                                -----------  -----------

Earnings available for fixed charges and preferred stock
  stock dividend requirements:
  Income (loss) before income taxes...........................................................   $   1,671    $    (443)
  Less undistributed income in minority owned companies.......................................          (6)          (6)
  Add minority interest in majority-owned subsidiaries........................................          31           25
  Add amortization of capitalized interest....................................................          23           25
  Add fixed charges before capitalized interest and
    preferred stock dividend requirements.....................................................         303          288
                                                                                                -----------  -----------

    Total earnings (losses) available for fixed charges and
      preferred stock dividend requirements...................................................   $   2,022    $    (111)
                                                                                                -----------  -----------
                                                                                                -----------  -----------

Ratio of earnings (losses) to fixed charges and preferred stock
  dividend requirements.......................................................................         6.2         (0.3)
                                                                                                -----------  -----------
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

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(1) During the second quarter of fiscal 1999, the corporation recorded a pretax charge of $76 million in connection with the recall of certain of its meat products.

    During the first quarter of fiscal 1999, the corporation recorded a pretax gain of $137 million in connection with the sale of its tobacco business.

(2) During the second quarter of fiscal 1998, the corporation recorded a pretax charge of $2,040 million in connection with various restructuring actions.

(3) Preferred stock dividends in the computation have been increased to an amount representing the pretax earnings that would have been required to cover such dividends.